Exhibit 16.1
May 13, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We were previously principal accountants for BancTrust Financial Group, Inc. (the Company) and, under the date of March 17, 2008, we reported on the consolidated financial statements of BancTrust Financial Group, Inc. as of and for the years ended December 31, 2007 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007. On May 7, 2008, we were dismissed effective upon completion of our review of the Company’s quarterly report on Form 10-Q for the first quarter of 2008. We have read BancTrust Financial Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 13, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with BancTrust Financial Group, Inc.’s statement that the change was approved by the Audit Committee of the Company’s Board of Directors.
Very truly yours,
KPMG LLP
Paul A. Manos
Partner
PAM/caw